Exhibit 99.2

CONTACT: Dave Farmer

508-293-7206

farmer_dave@emc.com

FOR IMMEDIATE RELEASE

EMC NAMES LIBERTY MUTUAL’S

EDMUND F. KELLY TO BOARD OF DIRECTORS

Liberty Mutual Chairman, President and CEO Brings Accomplished Record of

Complex Management, Worldwide Operations and Financial Expertise

HOPKINTON, Mass. – August 13, 2007 – EMC Corporation (NYSE:EMC), the world leader in information infrastructure solutions, today announced the election of Edmund “Ted” F. Kelly to its Board of Directors. Mr. Kelly is the Chairman, President and Chief Executive Officer of Liberty Mutual Group, a Boston-based diversified global insurer and the nation’s sixth-largest property and casualty insurer with more than $88 billion in consolidated assets.

Joe Tucci, EMC Chairman, President and Chief Executive Officer, said, “EMC is very fortunate to have Ted Kelly as our newest board member. As part of the company’s on-going search process, the EMC Corporate Governance and Nominating Committee and the EMC Board of Directors chose Ted after thorough discussions with numerous highly qualified candidates. An active Fortune 500 CEO, Ted brings a wealth of complex management, worldwide operational and financial expertise to EMC’s strong board. We look forward to his significant contributions toward making EMC an even more successful and dynamic global leader for our shareholders, employees and customers.”

Mr. Kelly, 62, was elected Chairman of Liberty Mutual in April of 2000. He joined Liberty Mutual in 1992 as President and Chief Operating Officer, and was elected Chief Executive Officer in 1998.

Mr. Kelly has been a member of the Board of Directors of the Liberty Mutual Group since 1992. He is also a member of the Board of Governors of the Property Casualty Insurers Association of America; a member of the boards of the Bank of New York Mellon Corporation, the American Red Cross of Massachusetts Bay, the Boston Private Industry Council, the American Ireland Fund, the Insurance Information Institute; and he serves on various other community and education boards. In addition, Mr. Kelly is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Born in Ireland, Mr. Kelly graduated from Queen’s University in Belfast and obtained his Ph.D. in mathematics at Massachusetts Institute of Technology.

About EMC

EMC Corporation (NYSE: EMC) is the world’s leading developer and provider of information infrastructure technology and solutions that enable organizations of all sizes to transform the way they compete and create value from their information. Information about EMC’s products and services can be found at www.EMC.com. For more information about EMC’s corporate governance practices, visit www.EMC.com/about/governance.